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                                                                    Exhibit 16.1


                       [Roth Murphy Sanford letterhead]

October 11, 1999


Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC  20549

Gentlemen:

     We have received a copy of the disclosures that CB&T Holding Corporation and Crescent Capital Trust I are including in the expert section of the proposed prospectus for the offering of trust preferred securities. We agree with the following statements as it relates to our relationship with CB&T Holding Corporation during the years 1998, 1997 and the interim period in 1999:

1. We did not have any disagreements with CB&T Holding Corporation as to any matters of accounting principles or practices, financial statement disclosure, or audit scope or procedure.

2. During 1998 and 1997 and the interim period in 1999 preceding our termination, we did not advise CB&T Holding Corporation of any of the following:

     a. that the internal controls necessary for CB&T Holding Corporation to develop reliable financial statements did not exist;

     b. that information had come to our attention that made us unwilling to rely on management's representations, or that made us unwilling to be associated with the financial statements prepared by management;

     c. of the need to expand significantly the scope of CB&T Holding Corporation's audit, or that information had come to our attention during such time period that caused us to conclude would, or if further investigated might, materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements.

     We hereby consent to the filing of this letter as an exhibit to the registration statement being filed by CB&T Holding Corporation with the Securities and Exchange Commission.


Sincerely,

/s/ Roth Murphy Sanford L.L.P.
Roth Murphy Sanford L.L.P.